Exhibit 99.1

FOR IMMEDIATE RELEASE

BankFinancial Corporation Reports Financial Results

for the Fourth Quarter of 2009 and the Full Year of 2009

Burr Ridge, Illinois—(March 8, 2010) BankFinancial Corporation (Nasdaq – BFIN) (“BankFinancial”) reported a net loss of $1.6 million and basic loss per share of $0.08 for the three months ended December 31, 2009, compared to net income of $7.9 million and basic earnings per share of $0.40 for the three months ended December 31, 2008.

BankFinancial’s operating results for the fourth quarter of 2009 included a $4.2 million provision for loan losses, a $412,000 increase in FDIC expense and $988,000 pre-tax loss we recorded in connection with the sale of our Freddie Mac preferred stocks. The impact of these items was partially offset by a $1.3 million gain recognized on BankFinancial’s sale of its merchant processing operations in the fourth quarter of 2009. The net income in the fourth quarter of 2008 was due in substantial part to the recording of a $10.1 million tax benefit related to Freddie Mac preferred stock impairment losses recorded as of September 30, 2008, and applied to BankFinancial’s results of operations for the quarter ending December 31, 2008.

For the year ended December 31, 2009, BankFinancial reported a net loss of $738,000 and basic loss per share of $0.04, compared to a net loss of $19.4 million and basic loss per share of $0.98 for the year ended December 31, 2008. The net loss in 2009 was due in substantial part to the recording of an $8.8 million provision for loan losses, a $2.1 million increase in FDIC expense and $1.4 million in combined pre-tax losses recorded in connection with the impairment and subsequent sale of Freddie Mac preferred stocks. The impact of these items was partially offset by a $1.3 million gain recognized on the sale of BankFinancial’s merchant processing operations in 2009. The net loss in 2008 was due in substantial part to a $35.9 million pre-tax impairment loss BankFinancial recorded on its Freddie Mac preferred stocks after Freddie Mac was placed into conservatorship.

At December 31, 2009, BankFinancial had total assets of $1.567 billion, total loans of $1.218 billion, total deposits of $1.233 billion and stockholders’ equity of $263 million. Its wholly-owned subsidiary, BankFinancial, F.S.B., is considered well capitalized under applicable banking laws and regulations, with a total capital to risk-weighted assets ratio of 16.40%, a Tier 1 capital to risk-weighted assets ratio of 15.31%, and a Tier 1 capital to adjusted total assets ratio of 12.44% at December 31, 2009. The minimum capital requirements that must be met to be considered well capitalized are a total capital to risk weighted assets ratio of at least 10%, a Tier 1 capital to risk weighted assets ratio of at least 6%, and a Tier 1 capital to adjusted total assets ratio of at least 5%.

BankFinancial filed its Annual Report on Form 10-K for the year ended December 31, 2009 and a Quarterly Financial and Statistical Supplement on Form 8-K with the SEC today. Both reports will be available on BankFinancial’s website, www.bankfinancial.com on the “Stockholder Information” page, and through the EDGAR database on the SEC’s website, www.sec.gov. The Quarterly Financial and Statistical Supplement includes comparative GAAP and non-GAAP performance data and financial measures for the most recent five quarters.

BankFinancial’s management will review fourth quarter and full year 2009 results in a conference call and webcast for stockholders and analysts on Wednesday, March 10, 2010 at 9:30 a.m. Chicago Time. The conference call may be accessed by calling (866) 711-8198 and using participant passcode 60678829. The conference call will be simultaneously webcast at www.bankfinancial.com, on the Stockholder Information page. For those persons unable to participate in the conference call, the webcast will be archived through 5:00 p.m. Chicago Time on March 24, 2010 on our website.

BankFinancial Corporation is the holding company for BankFinancial, F.S.B., a full-service, community-oriented bank providing financial services to individuals, families and businesses through 18 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. BankFinancial Corporation became a publicly-traded company on June 24, 2005, and its common stock trades on the Nasdaq Global Select Market under the symbol BFIN. Additional information may be found at the company’s website.

This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial’s actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial’s most recent Annual Report on Form 10-K as filed with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC’s web site at www.sec.gov or on BankFinancial’s web site at www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:

Shareholder, Analyst and Investor Inquiries: Elizabeth A. Doolan Senior Vice President – Controller BankFinancial Corporation Telephone: 630-242-7151	Media Inquiries: Gregg T. Adams Executive Vice President – Marketing & Sales BankFinancial F.S.B. Telephone: 630-242-7234